Exhibit “10.4”  (Indemnification Agreement with Charles Christian Kirley)

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICAION AGREEMENT (“Agreement”) is made as of December 1, 2009 by and between BIGELOW INCOME PROPERTIES, LLC, a Missouri limited liability company (the “Company”) and CHARLES CHRISTIAN KIRLEY (“CCK”), sole member and manager of 2309 Holdings, LLC, which is the sole member and manager of the Company.

WITNESSETH THAT:

WHEREAS, 2309 Holdings, LLC is currently the sole Director and the Tax Matters partner of the Company and Charles Christian Kirley is the sole member and manager of 2309 Holdings, LLC; and

WHEREAS, the Company’s Board of Directors has adopted bylaws (the “Bylaws”) that provide, inter alia, for the indemnification of the Directors, Officers, Tax Matters Partner and Accountants of the Company; and

WHEREAS, recent developments with respect to the application, amendment and enforcement of certain indemnification provisions generally have raised questions concerning the adequacy and reliability of the protection afforded to the intended indemnitees thereby; and

WHEREAS, to resolve such questions and thereby induce 2309 Holdings, LLC to serve as a Director and the Tax Matters partner of the Company and CCK to serve as the sole manager of 2309 Holdings, LLC, the Company has determined and agreed to enter into this contract with CCK; and

WHEREAS, as allowed by law and required by the Company’s organizational documents, the Company has purchased or will purchase and will maintain in full force and effect directors and officers liability insurance (“D & O Insurance”), protecting CCK against certain liabilities which may be incurred in the performance of services for the Company; and

WHEREAS, recent developments with respect to the terms and availability of D & O Insurance have called into question the ability of the Company to provide all required insurance for CCK.

NOW, THEREFORE, in consideration of 2309 Holdings, LLC’s service as a Director and Tax Matters Partner of the Company, CCK service as the sole manager of 2309 Holdings, LLC and the mutual agreements contained herein, the parties hereto agree as follows (with all capitalized terms that are not otherwise defined in context having the meanings assigned thereto in the Company’s Operating Agreement of even date herewith):

18.      Indemnity. The Company hereby agrees to hold harmless and indemnify CCK to the fullest extent permitted by law for any loss, damage or claim (including any reasonable attorney’s fees) incurred, assessed against or paid by CCK in connection with or  due to any act or omission made by CCK as a manager of 2309 Holdings, LLC relating to the Company, except in the case of fraudulent or illegal conduct of CCK; provided, that any indemnity shall be paid out of the Company Assets only (or any insurance proceeds available therefor), and no Shareholder shall have any personal liability on account thereof.

a.      The Company further agrees to obtain directors’ and officers’ insurance (“D&O Insurance”) for the benefit of CCK that will provide coverage for all of the Company’s obligations under this Agreement as provided in Section 8 below.

b.      The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a Person acted fraudulently or illegally.

c.           The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which CCK may be entitled under any other agreement, vote of Shareholders or Directors, or otherwise, and shall inure to the benefit of the successors and assigns of CCK.

d.      Any repeal or modification of this Agreement shall not adversely affect any right or protection of CCK existing at the time of such repeal or modification.

19.           Advancement of Expenses.  In addition to the rights of CCK to indemnification with respect to costs, expenses and attorneys’ fees as authorized in Section 1 above, the Company also agrees to advance payment of all of CCK’s indemnified amounts on behalf of CCK prior to final disposition of any action, suit or proceeding.

20.           Continuation of Indemnity.  All agreements and obligations of the Company contained herein shall cover all indemnified amounts that arise during or in connection with the period that 2309 Holdings, LLC acted as Tax Matters Partner and/or a Director of the Company (or is or was serving at the request of or for the benefit of the Company as a director, advisory director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as CCK shall be or is subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that 2309 Holdings, LLC was the Tax Matters Partner and/or a Director of the Company or 2309 Holdings, LLC served in any other capacity referred to herein.

21.           Notification and Defense of Claim.  Promptly after receipt by CCK of notice of the commencement of any action, suit or proceeding, CCK shall, if a claim in respect thereof is to be made by CCK against the Company under this Agreement, notify the Company of the commencement thereof within a reasonable amount of time; but any failure to so notify the Company will not relieve the Company from any liability that it may have to CCK under this Agreement or otherwise except to the extent any damages to the Company are proximately caused by any such delay.

22.           Obligations Upon Notification of Claim.  With respect to any such action, suit or proceeding as to which CCK notifies the Company of CCK’s entitlement to indemnification under this Agreement:

a.      The Company shall be entitled to participate therein at its own expense; and

b.      Except as otherwise provided below, the Company will be entitled to assume the defense of such action, suit or proceeding against CCK, with counsel satisfactory to CCK.  After notice from the Company to CCK of the Company’s election to assume the defense of such action, suit or proceeding, the Company will not be liable to CCK under this Agreement for any legal or other expenses subsequently incurred by CCK in connection with the defense of such action, suit or proceeding other than reasonable costs of investigation or as otherwise provided below.

c.      Notwithstanding the foregoing, CCK also shall have the right to employ his own counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Company of the Company’s assumption of the defense of such action, suit or proceeding shall be at the expense of CCK unless (i) the employment of counsel by CCK has been authorized by the Company, (ii) CCK shall have reasonably concluded that there may be a conflict of interest between the Company and CCK in the conduct of the defense of such action, suit or proceeding, or (iii) the Company shall not in fact have employed acceptable counsel to assume the defense of such action, in each of which cases the fees and expenses of CCK’s counsel shall be at the expense of the Company.

d.      The Company shall not be entitled to assume the defense of any action, suit or proceeding (i) brought by or on behalf of the Company or (ii) as to which CCK shall have reasonably concluded that there may be a conflict of interest between the Company and CCK in the conduct of the defense of such action, suit or proceeding.

e.      The Company shall not be liable to indemnify CCK under this Agreement for any amount paid in settlement of any action, suit or proceeding that was paid without the Company’s prior written consent.  In like manner, the Company shall not settle any action, suit or proceeding without CCK’s written consent. Neither the Company nor CCK will unreasonably delay or withhold their consent to any proposed settlement.

23.           Repayment of Expenses.  CCK agrees to reimburse the Company for all reasonable expense paid by the Company in defending any civil, criminal, or administrative action, suit or proceeding against CCK in the event and only to the extent that it shall be ultimately determined (by a court of competent jurisdiction in the event that the Company and CCK do not so agree) that CCK was not entitled to be indemnified by the Company for such expenses under Missouri law, the Bylaws, this Agreement or otherwise.

24.           Standard of Care and Reliance.  CCK shall not be liable to the Company for any loss, damage, liability or expense suffered by the Company on account of any act or omission of CCK taken or omitted to be taken by CCK if CCK (a) exercised the same degree of care and skill as a prudent businessperson would have exercised under the circumstances in the conduct of such person’s own affairs of (b) took or omitted to take such action in reliance upon advice of the Accountants, legal counsel for the Company or other professionals engaged by the Company, or upon statements made or information furnished by other directors, officers, employees or agents of the Company that CCK had no reasonable grounds to disbelieve.

25.           D&O Insurance.  In addition to, and to further secure, the Company’s obligations hereunder, the Company hereby agrees that, so long as the Company has obligations under this Agreement, the Company shall purchase and maintain in effect for the benefit of CCK one or more valid, binding and enforceable policies of D&O Insurance.  The aforesaid obligation of the Company to maintain policies of D & O Insurance shall not be breached if such D&O Insurance is not available to the Company on a commercially reasonable basis in the reasonable business judgment of the then directors of the Company.  In the event that the Company does not purchase and maintain in effect the required policy of D&O Insurance pursuant to the provisions of the foregoing sentence, the Company agrees to act as a self-insurer in connection with its obligations hereunder and establish commercially reasonable reserves to cover such obligations.

26.           Notices.  Any notice, demand or other document which either party is required or may desire to give or deliver to, or make upon, the other party shall be given in writing and served either (i) personally, (ii) by recognized overnight delivery service such as Federal Express or (iii) by prepaid United States certified mail - return receipt requested, and addressed to the parties at the party’s last know address.  Notices shall be deemed received on actual receipt.  Either party hereto may designate a different address for itself, or additional persons to whom copies thereof are to be sent, by notice similarly given.

27.           Validity of Agreement.  The parties each warrant, represent and agree that execution of this Agreement, and any other documents executed or delivered pursuant to the provisions hereof, have been duly authorized by it, that this Agreement is duly executed by it and the obligations herein set forth are its valid and binding obligations enforceable in accordance with terms.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Agreement, or any document executed and delivered pursuant hereto, shall be prohibited by or invalid under such law, such a provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or any document executed and delivered pursuant hereto.

28.           Entire Agreement.  This Agreement, together with all exhibits hereto and any other documents executed and delivered pursuant to the provisions hereof, contains the entire agreement of the parties hereto with respect to the subject matter hereof. No representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.  No modification or amendment hereof shall be binding unless contained in a written document executed by all parties.

29.           Time for Performance.  Time is of the essence in performance of the parties’ respective obligations herein contained.

30.           Attorney's Fees.  In the event any dispute between the parties hereto should result in litigation (including any form of claim or alternative dispute resolution), the prevailing party shall be reimbursed for all reasonable costs including, but not limited to, reasonable attorney's fees.

31.           Further Assurances.  Each of the parties will promptly execute and deliver or cause to be executed and delivered all other and further instruments, documents, information or assurances and promptly do or cause to be done all such other and further things, as may be necessary or reasonably required in order to allow or cause performance of and/or vest further and more fully in each party all rights, interests, powers, benefits, privileges and advantages conferred or intended to be conferred upon it by this Agreement or to effect the purposes of this Agreement.

32.           Governing Law.  This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with laws of the State of Missouri.

33.           Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of the respective parties hereto and their permitted successors, transferees and assigns; provided, however, that no such assignment shall be effective until written notice thereof shall have been given to the other party hereto.

34.           Counterparts.    This Agreement may be executed in two or more counterparts.  All of such counterparts when taken together shall constitute one and the same original Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BIGELOW INCOME PROPERTIES, LLC,
a Missouri limited liability company

By:	2309 HOLDINGS, LLC,
a Missouri limited liability company,
Sole Member and Manager

By:	/s/ Charles Christian Kirley
Charles Christian Kirley,
Sole Member and Manager

/s/ Charles Christian Kirley
CHARLES CHRISTIAN KIRLEY